Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SENSIENT TECHNOLOGIES CORPORATION

(exact name of Company as specified in its charter)

Wisconsin	39-0561070

(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

777 East Wisconsin Avenue Milwaukee, Wisconsin	53202-5304

(Address of principal executive offices)	(Zip Code)
Sensient Technologies Supplemental Benefit Plan
Sensient Technologies Frozen Supplemental Benefit Plan

(Full titles of the plans)

John L. Hammond	With a Copy to:
Vice President, Secretary, and General Counsel Sensient Technologies Corporation 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5304 (414) 271-6755	Joseph D. Masterson Quarles & Brady LLP 411 E. Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 277-5169

(Name, address, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed
		maximum	Proposed
	Amount to be	offering price	maximum	Amount of
	registered	per share	aggregate	registration
Title of Securities to be registered	(1)	(2)	offering price (2)	fee
Common Stock, par value $.10 per share	100,000	$24.28	$2,428,000	$95.42

(1)	The Sensient Technologies Supplemental Benefit Plan and the Sensient Technologies Frozen Supplemental Benefit Plan (collectively, the “Plans”) provide for the issuance of Common Stock, par value $0.10 per share (the “Shares”). In addition to the Shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered includes an indeterminate number of shares that may become issuable as a result of stock dividends, stock splits, mergers, or similar transactions, as provided in the Plans.

(2)	Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices for Sensient Technologies Corporation Common Stock as reported on the New York Stock Exchange on November 17, 2008.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document or documents containing the information specified in Part I are not required to be filed with the Securities Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents have been previously filed by Sensient Technologies Corporation (the “Company”) (formerly Universal Foods Corporation) with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are incorporated herein by reference:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

(c)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, since December 31, 2007.

(d)	The description of the Company’s common stock contained in Item 1 of the Company’s Registration Statement on Form 8-A, dated December 29, 1976, as amended and restated by Form 8, dated July 16, 1986, and any other amendments or reports filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     The Company is incorporated under the Wisconsin Business Corporation Law (the “WBCL”). The WBCL includes provisions for indemnification by a corporation of a director or officer against certain liabilities and expenses incurred by him or her in any proceeding (whether threatened, pending, or completed, and whether brought by the corporation or any other person) to which he or she was a party because he or she is a director or officer of the corporation. In general, under these provisions (1) a corporation is required to indemnify a director or officer, to the extent he or she has been successful on the merits or otherwise in the defense of any such proceeding, for all reasonable expenses incurred in the proceeding, and (2) in other cases, the corporation is required to indemnify a director or officer against liabilities (including, among other things, judgments, penalties, fines and reasonable expenses) incurred in any such proceeding unless liability was incurred because he or she breached or failed to perform a duty that he or she owed to the corporation and the breach or failure constitutes any of the following: (a) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which he or she has a material conflict of interest; (b) a violation of criminal law, unless he or she had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which he or she derived an improper personal profit; or (d) willful misconduct. The provisions specify that the termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification is not required. Also, the provisions permit a corporation to pay or reimburse reasonable expenses as incurred if the director or officer affirms in writing his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and undertakes to make repayment to the extent it is ultimately determined that indemnification is not required. With specified exceptions, these provisions do not preclude additional indemnification. The WBCL specifically provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance, to the extent required or permitted generally thereunder, for any liability incurred in connection with a proceeding involving a federal or state statute, rule, or regulation regulating the offer, sale, or purchase of securities.
     The WBCL also provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification referred to above.
     The Company’s By-laws contain provisions that generally parallel the indemnification provisions of the WBCL. The Company maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law, which may extend to, among other things, liability arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     See Exhibit Index following Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.
Item 9. Undertakings.
     (a) The undersigned Company hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

...

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
i.	If the Company is relying on Rule 430B:
A.	Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
ii.	If the Company is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
6.	That, for the purpose of determining liability of the Company under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Company undertakes that in a primary offering of securities of the undersigned Company pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.	Any preliminary prospectus or prospectus of the undersigned Company relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Company or used or referred to by the undersigned Company;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Company or its securities provided by or on behalf of the undersigned Company; and

iv.	Any other communication that is an offer in the offering made by the undersigned Company to the purchaser.
(b)	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on October 16, 2008.

SENSIENT TECHNOLOGIES CORPORATION
By:	/s/ John L. Hammond
John L. Hammond
Vice President, Secretary and General Counsel

POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the date indicated below.*
     Each person whose signature appears below constitutes and appoints, Kenneth P. Manning and John L. Hammond, and each of them, with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any and all other instruments which either of said attorneys-in-fact and agents deems necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, the rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, and the securities or Blue Sky laws of any State or other governmental subdivision, giving and granting to each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing whatsoever necessary or appropriate to be done in and about the premises as fully to all intents as he or she might or could do if personally present at the doing thereof, with full power of substitution and resubstitution, hereby ratifying and confirming all that his or her said attorneys-in-fact and agents or substitutes may or shall lawfully do or cause to be done by virtue hereof.

*	Each of these signatures is affixed as of October 16, 2008.

Signature	Title

/s/ Kenneth P. Manning Kenneth P. Manning	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Richard F. Hobbs Richard F. Hobbs	Vice President and Chief Financial Officer

/s/ Stephen J. Rolfs Stephen J. Rolfs	Vice President, Controller, and Chief Accounting Officer

/s/ Hank Brown Hank Brown	Director

/s/ Dr. Fergus M. Clydesdale Dr. Fergus M. Clydesdale	Director

/s/ James A.D. Croft James A.D. Croft	Director

/s/ Robert J. Edmonds Robert J. Edmonds	Director

/s/ William V. Hickey William V. Hickey	Director

/s/ Peter M. Salmon Peter M. Salmon	Director

/s/ Dr. Elaine R. Wedral Dr. Elaine R. Wedral	Director

/s/ Essie Whitelaw Essie Whitelaw	Director

SENSIENT TECHNOLOGIES CORPORATION
EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT
SENSIENT TECHNOLOGIES SUPPLEMENTAL BENEFIT PLAN
SENSIENT TECHNOLOGIES FROZEN SUPPLEMENTAL BENEFIT PLAN

Exhibit		Incorporated Herein	Filed
Number	Description	By Reference To	Herewith

3.1	Amended and Restated Articles of Incorporation of Sensient Technologies Corporation, adopted January 21, 1999, as amended as of April 21, 2005	Exhibit 3.1 to Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005 (Commission File No. 1-7626)

3.2	Amended and Restated By-Laws of Sensient Technologies Corporation, as amended October 16, 2008		X

5	Opinion of Quarles & Brady LLP as to the legality of the securities to be issued		X

23.1	Consent of Ernst & Young LLP		X

23.2	Consent of Deloitte & Touche LLP		X

23.3	Consent of Quarles & Brady LLP		Contained in opinion filed as Exhibit 5

24	Powers of Attorney		Included as part of the signature page to this Registration Statement

99.1	Sensient Technologies Supplemental Benefit Plan	Exhibit 10.6(b) to Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008 (Commission File No. 1-7626)

99.2	Sensient Technologies Frozen Supplemental Benefit Plan	Exhibit 10.6(a) to Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008 (Commission File No. 1-7626)